                                                                                              Thirteen Weeks Ended
                                                                                           ---------------------------
                                                                                      Pro                         Pro
                                                                                     Forma                       Forma
                            Nov. 30  Feb. 26   Fiscal   Fiscal   Fiscal    Fiscal   Fiscal    May 31,  May 30,  May 30,
                             1993     1994      1995     1996     1997      1998     1998      1997     1998     1998
                            ------    -----   ------    ------   ------    ------   ------    -----     -----    -----
Ratio of earnings to
  fixed charges
Income before income taxes  10,295      807   23,265    25,206   18,449    11,165    8,636   (3,232)   (7,864)  (8,838)

Plus fixed charges:
  Interest expense           2,893    1,455    5,777     7,073   14,509    17,327   26,319    3,004     6,492    6,828
  Interest factor included
    in rent expense             50      149      286       445      541       906    1,007       82       123      160
  Amortization of deferred
    financing costs            252      206      787       893      976     1,081    1,081      254       358      358
                            ------    -----   ------    ------   ------    ------   ------    -----     -----    -----

Total earnings              13,490    2,617   30,115    33,617   34,475    30,479   37,043      408      (891)  (1,492)

Fixed Charges                3,195    1,810    6,850     8,411   16,026    19,314   28,407    3,640     6,973    7,346

Ratio                          4.2      1.5      4.4       4.0      2.2       1.6      1.3       .1       (.1)     (.2)
